UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date Of Report (Date of Earliest Event Reported): September 24, 2010

ATP OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Texas	001-32647	76-0362774
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

4600 Post Oak Place, Suite 200

Houston, Texas 77027

(Address of principal executive offices)

(Zip Code)

(713) 622-3311

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

ATP Oil & Gas Corporation (“ATP”) contributed its ownership in its ATP Titan platform and related assets (“Transfer”) to ATP Titan LLC (“LLC”), a newly formed, wholly owned subsidiary of ATP. The ATP Titan is the floating production facility that began operations in March 2010 at the first producing well at ATP’s deepwater Telemark Hub. Simultaneously with the Transfer, ATP entered into an exclusive platform use agreement with LLC, and LLC entered into a term loan facility (“Term Loan”) with CLG Energy Finance, LLC (“CLG Energy”), an affiliate of Beal Bank Nevada, for up to $350.0 million, as certain operational milestones are met.

Proceeds of the Term Loan at closing were $150.0 million ($138.0 million, net of related transaction costs and discount). The Term Loan allows LLC to make additional draw requests in the amounts of $100.0 million, $50.0 million and $50.0 million, respectively, when production begins from the second, third and fourth wells at ATP’s Telemark Hub. The Term Loan was issued with an original issue discount of 4.5% and bears interest at LIBOR plus 8% (with a LIBOR floor of 0.75%). Quarterly principal payments are 2% of the outstanding balance during the first year, 2.25% during the second year and 2.5% during each year thereafter until maturity in September 2017. The Term Loan is secured solely by the ATP Titan and related assets and the outstanding member interests in LLC, which are all owned indirectly by ATP. ATP does not guarantee the debt of LLC. The net cash proceeds at closing, less the minimum required LLC cash balance of $10.0 million, were distributed by LLC to ATP where ATP intends to use the funds for continued development of its properties in the Gulf of Mexico and North Sea, and for other corporate purposes. Future borrowings will be subject to similar transactions costs and discounts. ATP remains operator of ATP Titan platform and related assets, and continues to operate and hold a 100% working interest in its Telemark Hub oil and gas reserves.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed with this document:

99.1	Term Loan Agreement, dated as of September 24, 2010 among ATP Titan LLC, as the Borrower, CLMG Corp., as Agent, and the Lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned and thereunto duly authorized.

ATP Oil & Gas Corporation

Date: September 30, 2010	By:	/S/ ALBERT L. REESE JR.
Albert L. Reese Jr.
Chief Financial Officer

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